Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

March 25, 2013

Intercloud Systems, Inc.
Boca Raton, FL

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of our report dated March 25, 2013, relating to the consolidated financial statements as of and for the year ended December 31, 2012 of Intercloud Systems, Inc. (the “Company”) which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP
New York, New York
March 25, 2013